Exhibit 99(a)(27)

Employee Q&A additions

Important Note:  Unless the context otherwise requires, any reference in this document to “shares” or “Shares” includes American Depositary Shares, or ADSs.  The offers are comprised of a French Offer and a U.S. Offer. The French Offer will be made to holders of shares and warrants in France.  The U.S. Offer will be made to U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended) of shares and warrants as well as to all holders of ADSs wherever located.  You will need to determine which of the offer you are eligible to participate in.

Holders of ILOG securities, stock options and free shares should consult their own tax advisors as to the particular tax consequences to them of exercising their stock options, selling their shares, participating in the Offers, and any payments in respect of their stock options of free shares, including the application of French, United States federal, local and other tax laws and possible changes in tax laws.

This employee Q&A is part of our ongoing communication process to keep you informed about the tender offers.

The terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase dated October 14, 2008, and the related documentation, as amended, that International Business Machines Corporation (“IBM”) and its subsidiary, CITLOI S.A.S. (“CITLOI”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on Schedule TO and the solicitation/recommendation statement on Schedule 14D-9, as amended, that ILOG S.A. (“ILOG”) filed with the Commission. The terms and conditions of the French Offer are set forth in the Note d’Information, as amended, that IBM and CITLOI filed with the French stock market authority, the Autorité des Marchés Financiers (the “AMF”), and the Note en Réponse, as amended, that ILOG filed with the AMF. The AMF granted its visa on the Note d’Information and the Note en Réponse on September 12, 2008. CITLOI and ILOG have also made publicly available documents supplementing the Note d’Information and the Note en Réponse, respectively, which provide additional legal, financial and accounting information on these entities.  ILOG security holders and other investors can obtain copies of these tender offer materials and any other documents filed with the Commission from the Commission’s website (www.sec.gov) and with the AMF from the AMF’s website (www.amf-france.org), in both cases without charge. Such materials filed by IBM and CITLOI, and ILOG will also be available for free on IBM’s website (www.ibm.com), and on ILOG’s website (www.ilog.com), respectively.

We understand that certain security holders of ILOG are being mailed packages of information and instructions regarding IBM’s offers to purchase the outstanding shares and warrants of ILOG.  ILOG SECURITY HOLDERS ARE URGED TO READ CAREFULLY ALL TENDER OFFER DOCUMENTS FILED BY IBM AND ILOG PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFERS.  These questions and answers are not a substitute for, or binding addendum to, the tender offer documents filed by IBM (through its wholly-owned subsidiary CITLOI) and ILOG.

1.               WHAT IS IBM ANNOUNCING TODAY (OCT. 14)?  WHAT DOES IT MEAN?  IBM is announcing the opening of the tender offers in France and the U.S.   ILOG’s security holders can now tender their shares and warrants into the offers, pursuant to the instructions contained in the tender offer documents. If all the conditions are met, i.e. if the acquisition of ILOG by IBM is cleared by the European Union antitrust authorities and IBM is entitled to hold at least 66.67% of the shares and voting rights of ILOG on a fully diluted basis subject to the terms and conditions of the tender offer documents, CITLOI will acquire these shares and warrants at the end of the tender offers.

2.               WHAT IS MANAGEMENT’S OPINION OF THE OFFERS?   As stated in the tender offer documents, ILOG’s Board of Directors has determined that the tender offers are in the best interests of ILOG, its security holders and employees, and has recommended that ILOG’s security holders tender their shares and warrants into the offers.   Further, each member of ILOG’s Board of Directors has committed to tendering his or her own shares and warrants into the offers.

3.               I OWN ILOG SHARES.  HOW DO I TENDER THEM? Carefully review the instructions contained in the tender offer documents and follow the prescribed process for tendering shares into the offers. If you hold ordinary shares through a U.S. custodian or French financial intermediary, you should receive the form of acceptance for shares and instructions from such institution.  If you wish to tender your ordinary shares, you should complete and sign the form of acceptance for shares and send it, along with any other documents required by the form of acceptance for shares, to your U.S. custodian or French financial intermediary.  If you hold shares in pure registered form (nominatif pur), you must first request that your shares be converted to administered registered form (nominatif administré) or to bearer form (au porteur).  The conversion takes approximately one to five French trading days.  Additional information regarding this conversion is included in the form of acceptance for shares and the tender offer documents.  If required, seek the counsel of a qualified financial advisor or your securities broker.  Georgeson Inc., the information agent for the tender offers, may also answer questions related to the tender of ordinary shares.  Georgeson Inc.’s toll-free telephone number in the U.S. is (800) 334-9405 and its toll-free telephone number in France is 0800 1020 1080.

4.               I OWN ILOG WARRANTS.  HOW DO I TENDER THEM?  Carefully review the instructions contained in the tender offer documents and follow the prescribed process for tendering warrants into the offers. If you hold ILOG warrants, you should receive the form of acceptance for warrants from BNP Paribas Securities Services, the shareholder services provider that ILOG has appointed. If you would like to tender your warrants, complete and sign the form of acceptance for warrants and send it, together with any other documents required by the form of acceptance for warrants, to BNP Paribas Securities Services (whose address is provided in the form of acceptance for warrants).  If required, seek the counsel of a qualified financial advisor or your securities broker.

5.               I OWN ILOG ADSs.  HOW DO I TENDER THEM?  Carefully review the instructions contained in the tender offer documents and follow the prescribed process for tendering American depositary shares (“ADSs”) into the offers. If you wish to tender American depositary receipts (“ADRs”) evidencing ADSs, complete and sign the ADS letter of transmittal provided along with the tender offer documents and send it, together with your ADRs and any other documents required by the ADS letter of transmittal, to Wells Fargo Bank, N.A. (whose address is provided in the ADS letter of transmittal).  Further instructions for the tender of ADSs held in “street name” or book-entry form are provided in the ADS letter of transmittal.  If required, seek the counsel of a qualified financial advisor or your securities broker.

6.               WHEN WILL I RECEIVE PAYMENT FOR THE SHARES OR WARRANTS I TENDER?  The AMF will publicly announce the final results of the tender offers by publishing a closing notice, no later than nine French trading days after the expiration of the tender offers.  Euronext will publish the conditions and timetable for the settlement of the tender offers.  Final settlement of the tender offers is expected to occur within twelve to fifteen French trading days following the expiration of the tender offers, or approximately three to six French trading days following the publishing of the closing notice by the AMF.

7.               WHEN WILL I RECEIVE PAYMENT FOR THE ADSs I TENDER? The AMF will publicly announce the final results of the tender offers by publishing a closing notice, no later than nine French trading days after the expiration of the tender offers.  With respect to the ADSs only, the cash consideration will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by Wells Fargo Bank, N.A. to pay for the ADSs. This date is expected to be twelve to fifteen French trading days following the expiration of the tender offers, or approximately three to six French trading days following the publishing of the closing notice by the AMF.  The conversion of funds from euros to U.S. dollars is expected to take two days, thus, Wells Fargo Bank, N.A. is expected to pay for the ADSs accepted in the tender offers approximately fourteen to seventeen French trading days following the expiration of the tender offers, or approximately five to eight French trading days following the publishing of the closing notice by the AMF.

8.               CAN WE TENDER SHARES DURING THE INSIDER BLACKOUT PERIOD? Yes.  Tendering shares is allowed during employee insider blackout periods.

9.               I HAVE BEEN DESIGNATED AN “INSIDER” RELATED TO THIS TRANSACTION.  CAN I TENDER MY SHARES?  Yes.  Tendering shares is allowed even for those designated as insiders with respect to this transaction.

10.         WHAT ABOUT MY FREE SHARES AND OPTIONS?  The acquisition treatment of free shares and options is described in the tender offer documents filed by IBM and discussed in the document that was distributed to employees via email from Jerome Arnaud on September 11, 2008, entitled “Stock Options and Free Shares Q&A,” which was also posted on iNET and on the Securities and Exchange Commission’s website (www.sec.gov).

11.         WHAT HAPPENS NEXT?  A description of the offer process is contained in IBM’s tender offer documents. The AMF has published on October 13, 2008, on its website a notice related to the opening of the French offer.  The AMF will later confirm the closing date of the offer upon reception by IBM of the European antitrust clearance.  Euronext will then publish the conditions and the timetable for the settlement of the offers.